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                         MUNIYIELD ARIZONA FUND, INC.
                       MUNIYIELD ARIZONA FUND II, INC.

                   Supplement Dated January 23, 1995 to the
             Proxy Statement and Prospectus Dated January 4, 1995


     The special meetings of the stockholders of MuniYield Arizona Fund, Inc. ("Arizona I") and MuniYield Arizona Fund II, Inc. ("Arizona II"), originally scheduled to be held on January 25, 1995, will be held instead on March 10, 1995, beginning at 9:00 A.M., New York time for Arizona I and at 9:30 A.M., New York time for Arizona II.

     As of December 31, 1994, Kenneth S. Axelson retired from the Boards of Directors of Arizona I and Arizona II and will not be standing for re-election to either Board. Andr F. Perold has been nominated by each Board to be elected as a Director of Arizona I by the holders of Arizona I AMPS, voting separately as a class, and as a Director of Arizona II by the holders of Arizona II AMPS, voting separately as a class. The biography of Mr. Perold may be found on page 54 of the Proxy Statement and Prospectus.

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